Exhibit 10.1

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applic-able, have been marked with “[***]” to indicate where redactions have been made. The marked information has been redacted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

Execution Version

LONG TERM COLLABORATION AGREEMENT

between

LiveWire EV, LLC

and

Kwang Yang Motor Co., Ltd. (光陽工業股份有限公司)

LONG TERM COLLABORATION AGREEMENT

THIS LONG TERM COLLABORATION AGREEMENT is made as of December 12, 2021 (the “Signing Date”), by and between the following parties:

(1)	LiveWire EV, LLC, a Delaware limited liability company, representing for the purpose of this Agreement also its relevant subsidiaries (collectively as “LW”) and

(2)	Kwang Yang Motor Co., Ltd. (光陽工業股份有限公司), a Taiwanese company, representing for the purpose of this Agreement also its relevant subsidiaries (collectively as “KYMCO”)

(LW and KYMCO shall individually be referred to as a “Party” or collectively as the “Parties”)

RECITALS

A.

LW and its Affiliates (“LW Group”) has developed and launched an electric motorcycle, owns relevant Intellectual Property including substantial knowledge in the development of EV powertrains and optimization in the design of EV powertrains (“EV”) and now seeks to combine with a special purpose acquisition company as of the Effective Date, as defined herein. In an effort to accelerate progress in two-wheel and other EVs, LW is seeking to collaborate with KYMCO to achieve leadership positions across priority global markets for EV products.

B.

KYMCO is one of the leading original equipment manufacturers for premium internal combustion engine scooters across key global markets with world class experience and resources in connection with the design, development and manufacturing of the same. KYMCO has substantial experience in smaller output EV scooters and related business models, as well as possessing developmental IP for various large output EV motorcycle concepts. KYMCO also offers advanced high-quality manufacturing capabilities that can be delivered at competitive cost through facilities in multiple countries, along with a track record of successful collaboration in both manufacturing and design with other premium global OEMs.

C.

The Parties believe that there are compelling benefits to cooperate together to realize specific opportunities in the EV industry. After friendly negotiations, the Parties wish to enter into this Agreement with respect to long term cooperation as described under this Agreement (“Long Term Collaboration”) to target opportunities in the global EV markets.

NOW THEREFORE, the Parties hereby agree as follows:

1.	DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, the following additional defined terms will have the meanings set forth below. The use of any singular or plural form of a word includes the other form, unless context expressly indicates otherwise.

1.1	“Actual Costs” has the meaning given to that expression in Clause 5.1(6).

1.2

“Affiliate(s)” (a) in relation to KYMCO, means any company, enterprise, or legal entity directly or indirectly Controlled by KYMCO; (b) in relation to LW, means any company, enterprise, or legal entity directly or indirectly Controlled by LW; and (c) in relation to any other person, means any company, enterprise, or legal entity directly or indirectly Controlled by such person, Controlling such person or under common Control with such person.

1.3

“Agreement” means this Long Term Collaboration Agreement and the following appendices, which are attached hereto, incorporated herein and shall be deemed as part of this Agreement. In the event of any inconsistency between this main Agreement and its Appendices, this main Agreement shall prevail.

Appendix 1: Confidentiality Provisions

Appendix 2: Data Privacy and Security

[***]

[***]

Order of Precedence. In the event of any inconsistency or conflict between or among the provisions of the main body of this Agreement and the documents incorporated herein by reference, the inconsistency shall be resolved by giving precedence in the following order:

(A)	the main body of this Agreement, including any subsequent mutually agreed amendment (if any) to the main body of this Agreement; and

(B)	the Appendices to this Agreement, in the order they are listed in Clause 1.1.

1.4	“Average FX Rate” has the meaning given to that expression in Clause 5.1(2).

1.5

“Change of Control Event” means (a) the sale of all or substantially all of the assets of a Party, or (b) a sale of equity interests, merger, consolidation, recapitalization or reorganization of a Party, unless the Control of such a Party after such sale of equity interests, merger, consolidation, recapitalization or reorganization are beneficially owned, directly or indirectly, by the persons who beneficially owned such Party’s Control prior to such transaction.

1.6	“Committee Representative” has the meaning given to that expression in Clause 8.2.

1.7	“Common Product” has the meaning given to that expression in Clause 2.3.

1.8

“Competitor of LW” means any of the following companies, or their respective Affiliates or successors, which are engaged in developing, manufacturing, marketing or selling any EV product: [***] and their respective Affiliates or successors. Competitor of LW shall also include any entities which subsequently acquire the EV product business from any of the above companies (or their respective Affiliates or successors).

1.9	“Confidential Information” has the meaning given to that expression in Appendix 1.

1.10	“Confidential Information of KYMCO” has the meaning given to that expression in Appendix 1.

1.11	“Confidential Information of LW” has the meaning given to that expression in Appendix 1.

1.12

“Control” means ownership of fifty percent (50%) or more of the share capital or voting stock of a company, enterprise or other legal entity or the power to appoint the majority of board members or otherwise direct or cause to the direction of the management or policies of a company, enterprise or other legal entity.

1.13	“Data” has the meaning given to that expression in Clause 12.1.

1.14	“Data Processing Agreement” has the meaning given to that expression in Appendix 2.

1.15	“Designated Recipients” has the meaning given to that expression in Clause 21.2.

1.16	“Effective Date” has the meaning given to that expression in Clause 14.1.

1.17	“EV” means all vehicles that are powered by an electric motor.

1.18	“Exceptions” the meaning given to that expression in Clause 15.1.

1.19	“Externally Sourced Products and Components” has the meaning given to that expression in Clause 3.2(2).

1.20	“FCPA” has the meaning given to that expression in Clause 16.3(1).

1.21

“H-D Group” means any company, enterprise, or legal entity directly or indirectly (a) Controlled by Harley-Davidson, Inc., (b) Controlling Harley-Davidson, Inc. or (c) under common Control with Harley-Davidson, Inc. but excluding LW Group.

1.22	“Indemnified Amounts” has the meaning given to that expression in Clause 18.1.

1.23	“Indemnified Party” has the meaning given to that expression in Clause 18.1.

1.24	“Indemnifying Party” has the meaning given to that expression in Clause 18.1.

1.25	“Initial Contract Manufacturing Agreement” has the meaning given to that expression in Clause 3.1(1)(a).

1.26	“Ionex” has the meaning given to that expression in Clause 7.2(1).

1.27	“Ionex Business Plan” has the meaning given to that expression in Clause 7.2(1).

1.28	“In-residence Program” has the meaning given to that expression in Clause 9.1(1).

1.29	“Initial Executive Meeting” has the meaning given to that expression in Clause 20.3.

1.30

“Intellectual Property” means all exclusive rights over creations of the mind, both artistic and commercial, including but not limited to Patent Rights, utility models, industrial designs, trade secrets, Know-How, mask works and both registered and unregistered copyrights, but not including trademarks, service marks, trade names and trade dress; provided, that Intellectual Property does not include general industry knowledge.

1.31	“Joint Confidential Information” has the meaning given to that expression in Appendix 1.

1.32	“Jointly Owned Intellectual Property” has the meaning given to that expression in Clause 11.4(1)(a).

1.33	“Joint Tooling” has the meaning given to that expression in Clause 3.1(2).

1.34

“Know-How” means any non-public information other than general industry knowledge, including but not limited to design, features, composition, manufacture, use or sale of items, procedures, protocols, and techniques and results of experimentation and testing, in intangible form, which is developed by or for or in the possession of a Party or its Affiliates (other than Jointly Owned Intellectual Property) and which is retained in the unaided memory by employees of a Party who have had access to the Confidential Information, and which was not already retained prior to or was not retained under circumstances unrelated to access to the Confidential Information.

1.35	“KYMCO Intellectual Property” has the meaning given to that expression in Clause 11.2(1).

1.36	“KYMCO Tooling” has the meaning given to that expression in Clause 3.1(2).

1.37	“Long Term Collaboration” has the meaning given to that expression in the Recitals.

1.38	“LW Adjacent EV Products” means the products, parts and components of LW branded “side by side” EV Vehicle and all terrain EV vehicle (ATVs).

1.39	“LW Adjacent EV Products Commercialization” has the meaning given to that expression in Clause 3.2(1).

1.40	“LW Covered Products” means LW’s Slayer powertrains and all two-wheel products that leverage Slayer powertrains.

1.41	“LW Group” has the meaning given to that expression in the Recitals.

1.42	“LW Intellectual Property” has the meaning given to that expression in Clause 11.1(1).

1.43	“LW Powertrain Products” means LW EV propulsion unit and related control and management systems.

1.44

“LW Projects Information” shall mean any Confidential Information of LW (except for (a) general industry knowledge, (b) Confidential Information of KYMCO (solely of KYMCO or owned together by KYMCO with a third party (other than LW)) or (c) confidential information of third parties (other than confidential information of third parties provided by LW)) used for the LW Covered Products, LW Adjacent EV Products that are manufactured by KYMCO or projects carried out jointly by Parties.

1.45	“LW Tooling” has the meaning given to that expression in Clause 3.1(2).

1.46	“Noodoe” has the meaning given to that expression in Clause 7.3(1).

1.47	“Noodoe Development Plan” has the meaning given to that expression in Clause 7.3(1).

1.48

“Patent Rights” means any and all patents and applications (anywhere in the world), including but not limited to continuations, continuations-in-part, extensions, reexaminations, reissues, and utility models, claiming inventions, conceived either solely or jointly by employees or agents of the respective Parties, including but not limited to methods, manufacturing processes, formulations, ingredients, instrumentation, and new uses of the foregoing and the right to enforce and grant licenses to the foregoing and to collect royalties, payments, and damages for the same.

1.49

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

1.50

“Personal Information” means all information received by the Parties in any tangible or intangible form that relates to or personally identifies or makes identifiable any employee, customer, agent, end user, supplier, contact or representative of both Parties. Examples of Personal Information may include, but are not limited to, individual names, addresses, phone numbers, email addresses, purchase history, employment information, financial information, medical information, credit card numbers, social security numbers, and product service history.

1.51	“Privacy and Security Requirements” has the meaning given to that expression in Appendix 2.

1.52	“Proposed Procurement” has the meaning given to that expression in Clause 3.2(3).

1.53	“Proposed Procurement Notice” has the meaning given to that expression in Clause 3.2(3).

1.54	“Receiving Entity” has the meaning given to that expression in Clause 9.1(1).

1.55	“Relevant Time” has the meaning given to that expression in Clause 3.4(1).

1.56	“Representatives” has the meaning given to that expression in Appendix 1.

1.57	“Review Month” has the meaning given to that expression in Clause 5.1(2).

1.58	“Signing Date” shall be the date of signing this Agreement, as specified at the beginning of this Agreement.

1.59	“Sub-suppliers” has the meaning given to that expression in Clause 11.5.

1.60	“Steering Committee” means the committee established and controlled by the Parties in accordance with Clause 8.

1.61

“Tax” or “Taxes” includes (without limitation) all taxes, duties, levies, imposts, withholdings, social security contributions, deductions or amounts in the nature of taxation, whenever and by whatever authority imposed and whether of the Republic of China, the United States or elsewhere, irrespective of the person against or to which any such taxes, duties, levies, imposts, withholdings, social security contributions, deductions or amounts in the nature thereof are directly or primarily chargeable, together with all interest, fines, penalties and surcharges imposed pursuant to any legislation relating to taxation and which are incidental or relating thereto.

1.62	“Term” has the meaning given to that expression in Clause 14.1.

1.63	“Trademarks” means any trademark, service mark, trade name or trade dress of a Party.

1.64	“Transferring Entity” has the meaning given to that expression in Clause 9.1(1).

1.65	“USPTO” means the United States Patent and Trademark Office.

2.	KEY COOPERATION IN LONG TERM COLLABORATION

2.1

Purpose of Long Term Collaboration. The purpose of the Long Term Collaboration under this Agreement is to, subject to the terms under this Agreement, explore further business opportunities in EV markets by leveraging the Parties capability in the design, development, manufacturing and distribution of EV products. Both Parties believe that they will bring unique and additive strengths to each other and that there are compelling benefits to cooperate to realize the business opportunities. For the sake of clarity, each Party’s internal combustion engine (ICE) business, including, but not limited to parts, components, engines, and vehicles, shall be excluded from the scope of this Agreement.

2.2	Geographic Scope of Long Term Collaboration. The Long Term Collaboration intends to explore the opportunities in the global EV markets.

2.3

Optimization of Supply Chain. The Parties understand a competitive cost level of the EV products manufactured and supplied by the Parties hereunder (“Common Product”) is essential for the success of the cooperation hereunder. To the extent permitted by the applicable laws, the Parties will discuss in good faith and, subject to the Parties’ mutual agreement, including with respect to the matters set forth in Clause 7.1, to optimize the supply chains to reduce the cost of the Common Product.

2.4	Long Term Collaboration Exclusivity.

(1)

During the Term of this Agreement, neither Party nor their Affiliates will (a) engage, on behalf of itself or any other party, in any cooperation with respect to the research, design, development, manufacture, use, offer for sale, sale or import of EV product competitive with the LW Covered Products leveraging [***] with, or (b) grant any license or right to cooperate with respect to the research, design, development, manufacture, use, offer for sale, sale or import of EV product competitive with the LW Covered Products leveraging [***] or its Affiliates or successors (in the case of LW) or [***] or its Affiliates or successors (in the case of KYMCO).

(2)

KYMCO shall not and shall cause its Affiliates not to, enter into any agreement with another OEM that would cause it to be unable to cooperate with LW in the design or manufacture of products of any EV motorcycle or LW Adjacent EV Products. For the avoidance of doubt, this Clause 2.4(2) shall not prevent KYMCO from designing or manufacturing any product, tooling or equipment as to which KYMCO cooperates with any third party or any product which utilizes the Intellectual Property owned by a third party or jointly owned by a third party and KYMCO.

2.5	Differentiation.

(1)

Unless otherwise agreed by LW, KYMCO shall not, and shall cause its Affiliates not to, produce or sell any EV motorcycle under its own brand which contains unique design features of the LW Covered Products manufactured by KYMCO for LW and which would be found to be confusingly similar to LW Covered Products by a reasonable consumer.

(2)

Unless otherwise agreed by LW, KYMCO shall not, and shall cause its Affiliates not to, contract manufacture EV [***] and which would be found by a reasonable consumer to be confusingly similar to LW Covered Products manufactured by KYMCO for LW.

(3)

Unless otherwise agreed by LW, KYMCO shall ensure at least of 60% of the surface area of the LW Powertrain Products of any KYMCO product being covered by body cladding or other similar method. The execution of this concept should be such that when viewed from a side angle the 60% surface area of the EV Powertrain Product in any KYMCO product is not directly visible, including through translucent materials. KYMCO shall have the option but not the obligation to provide its intended design to LW for an advance assessment of whether LW believes a particular KYMCO design would meet this standard.

(4)

For clarity, nothing in this Clause 2.5 shall restrict a Party or its Affiliates use of its own Intellectual Property (including Jointly Owned Intellectual Property), utilizing general industry knowledge or place restrictions on either Party’s internal combustion engine (ICE) business, including, but not limited to parts, components, engines, and vehicles.

3.	MANUFACTURING MATTERS

3.1	Manufacturing of the LW Covered Products.

(1)

Provided that KYMCO has relevant manufacturing abilities and capabilities, KYMCO will have the right to act as LW’s exclusive manufacturer for the LW Covered Products for a period that begins on the date that KYMCO begins manufacturing the LW Covered Products and ends 5 years thereafter, under the terms and conditions of a separate contract manufacturing agreement to be entered into between the Parties, in which following principles shall be reflected.

(a)

The Parties agree that the key terms, items and conditions of such separate contract manufacturing agreement will be entered into between the Parties (“Initial Contract Manufacturing Agreement”) and further details for manufacturing of specific LW Covered Products will be agreed by the Parties going forward and appended to the Initial Contract Manufacturing Agreement. The terms of Initial Contract Manufacturing Agreement must be mutually agreed upon the Parties and, where applicable and appropriate, may reference the terms of any other current or prospective contract manufacturing agreement between LW and any member of H-D Group that engages in the manufacturing of products used for the LW Speed and SpeedWire platforms (as modified from time to time), and

(b)

The Parties will in good faith agree on the minimum quantities per year of the LW Covered Products to be manufactured by KYMCO and purchased by LW for a 5-year period commencing from the date that KYMCO begins manufacturing the LW Covered Products, and KYMCO agrees to maintain at all times during such period the agreed capacity to manufacture the LW Covered Products for LW and LW agrees to purchase such minimum quantities. LW’s obligation to purchase the agreed minimum quantities shall not be subject to Clause 15.

(c)

The Parties agree that if the U.S. enacts consumer EV tax credits or similar, generally available incentive(s) to promote public EV consumption or reshore foreign manufacturing and such incentives would result in the LW Covered Products manufactured by KYMCO outside the U.S. becoming materially uncompetitive versus U.S. manufactured alternatives, LW shall consult with KYMCO and provide sufficient information for the Parties to ascertain the actual impact on the Parties’ manufacturing arrangements with each other at that time and make such mutually agreed upon amendments thereto. LW will have the right to amend the manufacturing exclusivity arrangement with KYMCO such that the U.S. market would be excluded, provided that KYMCO consents, such consent to not be unreasonably withheld. Should LW enact this right LW agrees to provide KYMCO with an alternate collaboration or manufacturing opportunity to be mutually agreed between the Parties with an economic value equivalent to the shortfall in economic value as a result of KYMCO’s loss of the manufacturing exclusivity for LW Covered Products in the U.S.

(d)

Notwithstanding the above, LW shall not have the ability to exercise the right as described under Clause 3.1(1)(c) in the event that KYMCO establishes, in the U.S., facilities, manufacturing, test equipment and labor which derives the benefit of the associated EV tax credit and is able to manufacture the applicable LW Covered Products in accordance with LW’s required timeline at LW’s reasonable discretion. In such circumstances, (i) the supply price from KYMCO to LW shall be mutually discussed and agreed upon by both parties and (ii) LW will provide reasonable assistance to KYMCO and will discuss LW’s willingness to share in the related manufacturing investments with KYMCO required for the establishment of manufacturing facilities in the U.S. and related costs.

(2)	All cost related to tooling and equipment required to manufacture components and parts of LW Covered Products will be borne by:

(a)	LW, if such components and parts are exclusive of LW (“LW Tooling”),

(b)	KYMCO, if such components and parts are exclusive of KYMCO (“KYMCO Tooling”), or

(c)	LW and KYMCO will split the cost of the Joint Tooling, if such components and parts are jointly developed by the Parties for common use (“Joint Tooling”).

(3)	LW shall pay for all costs of tooling and equipment for which it is responsible. The detailed payment terms shall be agreed by the Parties in a separate contract manufacturing agreement.

(4)	With regard to the ownership of the Tooling:

(a)

LW will own all LW Tooling and KYMCO will own all KYMCO Tooling. Upon the expiry or termination of the relevant contract manufacturing agreement to be entered into between the Parties, [***] LW shall pay KYMCO for (i) all costs and expenses of KYMCO and its Affiliates related to dismantling or shipping of such LW Tooling; and (ii) all shipping costs of such LW Tooling.

(b)

Both Parties will jointly own the Joint Tooling. In the event that either Party desires to take sole possession of the Joint Tooling and the other Party desires to obtain a substitute set of Joint Tooling, then the Party that keeps sole possession of the Joint Tooling will supply a substitute set of Joint Tooling under the following terms: (i) if the request is due to LW exercising its rights under Clause 3.1(1)(c) then LW will assume the full cost of the substitute set of Joint Tooling; (ii) upon the expiry or termination of the relevant contract manufacturing agreement to be entered into between the Parties, then the Parties will split the cost of the substitute set of Joint Tooling; (iii) in any other circumstance other than (i) or (ii), then the Parties will mutually agree on the cost of the substitute set of Joint Tooling.

3.2	Right of First Offer for Manufacturing of the LW Adjacent EV Products.

(1)	From time to time during the Term of this Agreement, LW, in its sole discretion, may decide to design, develop, and commercialize LW Adjacent EV Products (“LW Adjacent EV Products Commercialization”).

(2)

LW agrees that KYMCO will have the first right and opportunity to submit an offer in accordance with the timelines in this Clause to assist in the design and manufacture of, the LW Adjacent EV Products that LW wishes to have manufactured for it or supplied to it by a third party (“Externally Sourced Products and Components”), subject to KYMCO having the ability and capacity to develop and produce such LW Adjacent EV Products, as solely determined by LW.

(3)

At least three (3) weeks prior to contacting third parties with respect to Externally Sourced Products and Components (whether in the form of an RFQ, RFP or otherwise) (a “Proposed Procurement”), LW shall, and shall cause its Affiliates to, notify KYMCO thereof in writing (a “Proposed Procurement Notice”), together with a description of all relevant aspects of the Proposed Procurement (including without limitation quantity, estimated consumer pricing, specification, timing, and other proposed key terms). LW shall respond in good faith to questions from KYMCO necessary for it to determine whether to respond to the Proposed Procurement.

(4)

In the event that KYMCO fails to respond to and submit an offer in writing within three (3) weeks of receipt of the Proposed Procurement Notice (or such longer period as the Parties may mutually agree), LW shall have the right to commence a Proposed Procurement with one or more third parties provided, however, that the Proposed Procurement award to any such third party shall have been determined by LW in its reasonable discretion to be on more favorable terms to LW than those set forth in KYMCO’s response to the Proposed Procurement Notice, if any.

(5)

In the event that KYMCO responds to and submits an offer to the Proposed Procurement Notice within three (3) weeks of receipt thereof (or such longer period as the Parties may mutually agree) in writing, then LW and KYMCO shall negotiate in good faith to reach an agreement regarding the terms of the Proposed Procurement (including without limitation quantity, pricing, specification, timing, and other proposed terms) and to document same. If however, after negotiating in good faith for a period of at least three (3) weeks, LW and KYMCO have not been able to reach a definitive written agreement regarding the terms of the Proposed Procurement and to document same, then LW shall have the right to commence a Proposed Procurement with one or more third parties, in its sole discretion free and clear of any obligation under this Clause 3.2.

(6)

In the event of any material modification thereafter, recompete, extension or new proposal for the Externally Sourced Products and Components thereafter, LW shall again comply with the provisions of this Clause 3.2 as if a new procurement.

3.3

Other LW Products. With respect to all existing and future products, components and parts for LW products not specified under Clause 3.1 and Clause 3.2, KYMCO will have a right of notification of and participation in any LW RFP or similar, and will be able to compete on equal terms with other participants in the procurement process.

3.4	LW Manufacturing Exclusivity.

The exclusivity obligations under this Clause 3.4 shall be valid during the entire Term of this Agreement or otherwise until LW’s receipt of written notice from KYMCO abandoning its exclusive right to manufacture the LW Covered Products under Clause 3.1 of this Agreement.

(1)

To the extent permitted by applicable laws, unless otherwise agreed by LW in writing at its sole discretion, KYMCO commits that, KYMCO shall not, and shall cause its Affiliates not to, [***] at the time KYMCO enters into a binding agreement, term sheet, letter of intent or other similar instrument setting forth key terms and conditions of such EV product with the relevant Competitor of LW (“Relevant Time”).

(2)	Notwithstanding Clause 3.4(1),

(a)

subject to Clause 3.4(4), KYMCO may exercise all rights or fulfill all obligations under any existing agreement with the Competitor of LW that has been executed prior to the Effective Date of this Agreement [***] unless otherwise required by the terms of the existing agreements with the Competitor of LW;

(b)

KYMCO may manufacture any product for a Competitor of LW provided that such product (i) is only built to a specification it receives from the relevant Competitor of LW, and (ii) does not utilize LW Intellectual Property or any Confidential Information of LW (except for (x) general industry knowledge, (y) Intellectual Property or Confidential Information of KYMCO (solely of KYMCO or owned together by KYMCO with a third party (other than LW)) or (z) Intellectual Property or confidential information of a third party (other than confidential information of third parties provided by LW)) used for the LW Covered Products; and

(c)	KYMCO is the owner of its Intellectual Property and shall have the right to use such Intellectual Property in the manner it deems fit.

(3)

To the extent permitted by applicable laws, unless otherwise agreed by LW in writing, KYMCO commits that KYMCO shall not, and shall cause its Affiliates not to (a) sell any parts made from LW Tooling to any third party, (b) sell any parts bearing a LW trademark made from Joint Tooling to any third party or (c) sell or market any non LW parts to owners of LW-branded vehicles.

(4)

KYMCO shall install and maintain at all times during the Term of this Agreement adequate “firewalls” arrangements with regard to the LW Projects Information no less robust than those that have been put in place in other projects for any third-party other than LW and shall use commercially reasonable efforts to ensure that engineers employed or engaged by KYMCO working, full-time or part-time, on projects with LW shall not disclose the LW Projects Information to any third party, including any other personnel of KYMCO (other than KYMCO personnel involved in LW-KYMCO collaborative projects, in connection with such collaborative projects).

(5)

Notwithstanding the foregoing, there shall be no limitation under any firewalls on KYMCO and its Affiliates’ usage of any Intellectual Property owned by KYMCO or its Affiliates or any general industry knowledge or from working on KYMCO branded projects.

(6)	KYMCO shall have engineers employed or engaged by KYMCO working, full-time or part-time, on projects with LW [***] that would prohibit them from working with [***].

(7)	For the avoidance of doubt, subject to the requirements under the Appendix 1, nothing in this Clause 3.4 prevents

(a)	LW from sharing information other than LW Projects Information to any third party; or

(b)

engineers employed or engaged by KYMCO working, full-time or part-time, on projects with LW from working or being responsible for any project in relation to design, manufacture, develop for any product.

(8)	The exclusivity provisions in this Clause 3.4 shall not apply to KYMCO’s Ionex EV system of swappable batteries.

4.	SUPPLY MATTERS

4.1	Supply of Powertrain Products to KYMCO.

(1)

LW agrees to supply the Powertrain Products to KYMCO for KYMCO to develop, manufacture, market or sell EV products under KYMCO’s brand in accordance with the ordering process, the product schedule and product limitation as the same may be modified from time to time and set forth in one or more separate supply agreements to be entered into between LW and KYMCO. For the avoidance of doubt, nothing in this Clause will prevent KYMCO from purchasing any powertrain from any third-party other than LW.

(2)

LW will provide appropriate engineering support in connection with LW’s supply of Powertrain Products to KYMCO without extra charge to assist KYMCO in making limited modifications to the Powertrain Product for KYMCO branded EV products.

(3)

The Parties acknowledge that timeline and the volume of the Powertrain Products supplied by LW to KYMCO under this Clause 4.1 is conditional on LW’s sole determination of the maturity of the technology and LW Intellectual Property developed by it, the production capacity, and its internal policy with respect to licensing LW Intellectual Property.

5.	PRICING PRINCIPLES

5.1	Payment Term and Currency.

(1)

Unless otherwise agreed upon by the Parties in writing or another supply or other agreement (including any purchase order issued thereunder) between the Parties, any amount payable under this Agreement or any other such agreement (including any purchase order issued thereunder) shall be paid within sixty (60) days of the issuance of the invoice by the Party entitled to the payment.

(2)

All payments due under this Agreement or any other such agreement (including any purchase order issued thereunder) will be paid in U.S. Dollars. Conversion of foreign currency to U.S. Dollars will be made using a designated exchange rate between the New Taiwan Dollar and US Dollar that will be set based on the following process: (a) as promptly as reasonably practicable after the start of each January, April, July and October (each, a “Review Month”) during the Term, the parties shall calculate the average of the daily New Taiwan Dollar and US Dollar FX rate (the “Average FX Rate”) for the immediately preceding calendar quarter, (b) in the second and third month of each calendar quarter, the New Taiwan Dollar and US Dollar FX rate for product purchase orders placed during such months shall be the Average FX Rate for the immediately preceding calendar quarter, and (c) in the first month of each calendar quarter, the New Taiwan Dollar and US Dollar FX rate for product purchase orders placed during such month shall be the Average FX Rate for the second preceding calendar quarter. If fluctuations in rates of exchange in effect between the New Taiwan Dollar and US Dollar at a quarter exceeds the Average FX Rate calculated as described in the immediately preceding sentence (as further agreed by Parties in the relevant supply agreement or contract manufacturing agreement) by ±2% or more, whether by way of an increase or decrease, the applicable Average FX Rate calculated as described in the immediately preceding sentence shall be adjusted proportionally. Details (including the determination of Average FX Rate and the reference bank) of the conversion of the New Taiwan Dollar to U.S. Dollars will be further elaborated in the relevant supply agreement or contract manufacturing agreement between KYMCO and LW using the principles set forth in this Clause 5.1(2).

(3)	Such payments will be without deduction for foreign exchange, withholding or other amounts, but will be subject to late payment and other collection charges.

(4)	At each Party’s request, the other party will issue itemized invoices. Such itemized invoices shall contain specific details of the charges from one party to the other.

(5)	The contract manufacturing margin [***] Actual Costs.

(6)

The contract manufacturing margin will be applied against costs incurred in KYMCO’s manufacture and delivery of Covered Products, such as KYMCO’s actual direct costs, without mark-up, to manufacture and deliver such Covered Product, plus a reasonable allocation of overhead and other operating expenses and, with respect to third-party providers, a reasonable allocation of the amounts paid to such providers that is proportionate to usage of services by or on behalf of LW, and other relevant mutually agreed factors (collectively the “Actual Costs”).

6.	SERVICING

6.1

KYMCO Service Point Utilization. The Parties will discuss in good faith, and subject to the Parties’ mutual agreement, including subject to continued demonstrated performance and their mutual agreement on the schedule, pricing, financing, economics and other applicable terms and conditions, coverage of service for their respectively branded EVs.

7.	FURTHER COOPERATION BETWEEN THE PARTIES

7.1

General Concept. The purpose of this Clause 7 is to identify potential areas where the Parties may collaborate to explore further business opportunities in the EV industry. The Parties will discuss in good faith as follows in furtherance of their strategic alliance. The obligations of the Parties pursuant to this Clause 7 are subject to continued demonstrated performance and their mutual agreement on the schedule, pricing, financing, economics and other terms and conditions applicable to any of the following project.

7.2	Ionex.

(1)

The Parties may discuss in good faith and, subject to the Parties’ mutual agreement, to put in place a business plan to assist KYMCO in developing business-to-business business opportunities with respect to KYMCO’s Ionex integrated solution (“Ionex”) in the United States and other jurisdictions as the Parties deem fit by leveraging LW’s business network in the elected jurisdictions or LW’s current product offering (“Ionex Business Plan”).

(2)

Unless otherwise agreed by the Parties, the implementation of the Ionex Business Plan will be carried out under the Ionex brand name owned by KYMCO. Related costs should be discussed and agreed by both parties.

(3)

If the Parties mutually agree to create an Ionex Business Plan, the Parties shall use their respective reasonable endeavours to agree in good faith a detailed product introduction schedule, taking into account projected customer demand and other relevant factors, in the selected jurisdictions.

7.3	Noodoe.

(1)

The Parties may discuss in good faith and, subject to the Parties’ mutual agreement, to explore utilizing KYMCO’s software capabilities, including its Noodoe platform and Noodoe resources (“Noodoe”), for use in LW’s current or future product offerings or for LW directed projects (“Noodoe Development Plan”).

(2)

If the Parties mutually agree to create a Noodoe Development Plan, the Parties shall use their respective reasonable endeavours to agree in good faith on a detailed technical joint development agreement setting forth the scope of technical or business development, product introduction schedule, the Intellectual Property arrangement, the cost sharing mechanism, the development schedule and other relevant matters.

7.4

Charging Infrastructure. The Parties may discuss in good faith and, subject to the Parties’ mutual agreement, to work toward compatible electric charging systems, such that users of both KYMCO and LW branded EVs will be able to utilize the charging infrastructure of the other Party and its Affiliates; for these purposes, the specifications of the charging system include hardware (including, but not limited to, charger stations), charger guns, and software (including, but not limited to, communication protocols, cloud service, and applications).

7.5	Technical Support.

Without prejudice to the other provisions of this Agreement, where one Party requests that the other Party assists it in development of the requesting Party’s products, technology or services, the requesting Party shall specify in writing to the other Party the assistance, type, scope, location, number of personnel involved, and duration of the assistance, together with any additional matters relevant to the requested assistance. If the other Party, in its sole discretion, is able and willing to provide the requested assistance, the other Party shall provide a written quote in response thereto to the requesting Party. The Parties will discuss such request in good faith and, if so agreed by the Parties, enter into a written agreement setting forth all relevant matters, including cost, with respect to the provision of any such assistance.

7.6	Joint Development.

(1)

Without prejudice to the other provisions of this Agreement, the Parties may discuss in good faith and agree to jointly develop or design EV products, platforms and/or resources subject to the Parties’ mutual agreement on all relevant matters, including the scope of such development, the duration, the budget therefor (and the party responsible for the same), the products or projects to be developed, the resources projected to be utilized, the value of Intellectual Property contributed by each Party to the relevant joint development and all other relevant matters. For the avoidance of doubt, the Parties’ mutual agreement on the value of Intellectual Property contributed by each Party to the relevant joint development is for the purpose of assessing the Jointly Owned Intellectual Property, not for the purpose of charging the royalty by one Party to the other party.

(2)

The Parties will endeavor to enter into a development agreement for any such joint development projects, but in the absence of such further development agreements, jointly-developed Intellectual Property arising from or in relation to the Parties’ joint development or design of the EV products, platforms and/or resources will constitute Jointly Owned Intellectual Property under Clause 11.4(1)(a).

(3)

Allocation of development costs for jointly-developed Intellectual Property as between the Parties will be determined at the relevant time by mutual agreement of the Parties taking into account the particular attributes and usage of the jointly-developed Intellectual Property, as well as other relevant factors, and set forth in the applicable product agreement.

7.7	Distribution.

(1)

The Parties may discuss in good faith and, subject to Parties’ mutual agreement, to put in place a joint distribution plan to promote the expansion of EVs designed, developed, manufactured or branded under each Party’s name.

(2)

If the Parties mutually agree to create a joint distribution plan described under Clause 7.7(1), the Parties shall use their respective reasonable endeavours to agree in good faith a detailed joint distribution agreement setting forth the distribution channel to be utilized, including the potential cooperation with a third party, products subject to such joint distribution agreement, cost sharing arrangement, the cross-licensing of the Parties’ Trademarks, targeted customer base, and all other relevant matters.

7.8

Other Commercial Collaboration. Each Party may refer to the other Party other investment opportunities or commercial collaboration opportunities in the EV industry to implement and universalize the application of the EV total solutions, including but not limited to EV, energy and mobility services and the Parties may discuss in good faith whether to approach or implement such referred opportunities. The Parties acknowledge that KYMCO may take the lead on referring such investment opportunities or commercial collaboration opportunities in Taiwan, Mainland China, India, and South-East Asia whereas LW may take the lead on referring such investment opportunities or commercial collaboration opportunities in the United States.

8.	STEERING COMMITTEE.

8.1

To the extent permitted by the applicable laws, the Long Term Collaboration, including but not limited to the initiatives described under Clause 7.1 to Clause 7.8, shall be carried out by the Steering Committee.

8.2

The Steering Committee shall comprise four (4) representatives (“Committee Representatives”). Two (2) Committee Representatives shall be appointed by LW and two Committee Representatives shall be appointed by KYMCO. The Committee Representatives shall be nominated by each Party with the power to appoint such Committee Representative by written notice pursuant to a schedule to be agreed by the Parties.

8.3

Each Party may change either of the Committee Representatives that it has appointed at any time by written notice to the other Party. Each Committee Representative may at any time and from time to time by written notice addressed to the Parties appoint an alternate to attend, speak and vote on his behalf at any meeting of the Steering Committee at which he is not present. Other specialists and technicians may be invited by the Steering Committee to provide specialist and technical assistance as and when deemed necessary.

8.4

The Steering Committee shall meet on a quarterly basis during the Term, unless otherwise decided by the Steering Committee, or otherwise within a reasonable period of a meeting being called by any Party to discuss the progress of, to resolve any issues arising under, or all other matters related to the Long Term Collaboration, including the development process of LW Adjacent EV Products or any other EV products as deemed appropriate by the respective Party. LW will make reasonable efforts to use this forum to provide KYMCO with an understanding of potential future projects that may be of interest to KYMCO in the context of a Joint Development Projects, where doing so would not cause LW to violate any confidentially obligations or cause any adverse commercial impact for LW, in the sole discretion of LW.

8.5	A meeting of the Steering Committee may be held by telephone or via internet provided that such meetings have appropriate representation from each Party.

8.6	Unless otherwise agreed by the Parties in writing, none of resolutions, determinations and decisions made by the Steering Committee shall be binding on the Parties.

9.	SECONDMENT OF STAFF

9.1	General Arrangement.

(1)

To assist in achieving the objectives of the Long Term Collaboration, including close communication and coordination between the Parties, the Parties may discuss in good faith and, subject to Parties’ mutual agreement, to create an “in-residence” program to second employees of one Party (“Transferring Entity”) to the offices of the other Party (“Receiving Entity”) for a period to execute or assist the other Party in technical or other operations (“In-residence Program”).

(2)

If the Parties mutually agree to create an In-residence Program, the Parties shall use their respective reasonable endeavours to agree in good faith a detailed secondment arrangement, including the purpose, period, activities, tasks, cost sharing mechanism of such secondment, and the number, qualifications and seniority of the seconded employees, and all other matters pertaining to In-residence Program and document the same.

9.2	General Obligations of the Transferring Entity and the Receiving Entity.

(1)

Under an In-residence Program, unless otherwise agreed by the Parties, the seconded employee will continue to carry out his/her previous duties when he/she was an employee of the Transferring Entity and all duties performed by the seconded employee shall be under the directions of the Transferring Entity.

(2)

Under an In-residence Program, unless otherwise agreed by the Parties, the seconded employee will remain employed by the Transferring Entity and such employee does not have an employment relationship with the Receiving Entity. The Receiving Entity shall have no authority to, among other things, discharge or discipline the Employee.

(3)

Under an In-residence Program, unless otherwise agreed by the Parties, the Transferring Entity and Receiving Entity shall use their respective reasonable endeavours to assist the seconded employee to obtain all necessary approvals and make all necessary registrations requested by the relevant authorities to perform his/her duties under the In-residence Program. The Parties acknowledge that the seconded employee shall comply with all internal procedures and policies of the Receiving Entity throughout the In-residence Program.

(4)

Secondment of employees will be subject to agreement in writing between the parties on all relevant matters related to seconded employees, including without limitation business travel, leave, compensation, cost, housing, transportation and health care, as well as other applicable conditions and costs.

10.	MARKETING; PRESS RELEASE

10.1	Marketing.

Any use of LW Group’s or H-D Group’s Trademarks on the marketing and promotion materials shall require LW’s or H-D Groups prior written approval, as applicable. Likewise, any use of KYMCO’s Trademarks on the marketing and promotion materials shall require KYMCO’s prior written approval, as applicable. Without limiting the generality of the preceding two sentences:

(1)

KYMCO may not advertise, market or otherwise highlight the fact that its EV powertrains are sourced from LW Group or H-D Group, designed with Intellectual Property of LW Group or H-D Group, or similar; and

(2)

KYMCO may not label or mark with one or more (i) LW Group or H-D Group’s Trademarks or (ii) any reasonably similar variant or derivative which would be found to be confusingly similar to LW Group or H-D Group’s Trademarks by a reasonable consumer to any EV powertrain, EV scooter or EV motorcycle which may be reasonably interpreted to indicate that such powertrains, scooter or motorcycle are sourced from LW Group or H-D Group or designed by LW Group or H-D Group, or similar unless otherwise required by applicable laws.

(3)

neither LW nor KYMCO may use any Trademark of the other Party for any reason without first receiving the written consent and the terms of use from such other Party while each Party may withhold its consent to the use of any or all of its trademarks by the other Party for any or no reason.

10.2	Press Release.

(1)

Subject to the mutual agreement between the Parties, the Parties will produce joint press releases in relation to this Agreement or Long Term Collaboration. Each Party shall be free to publicize any previously-agreed press release that has not been revised in any manner nor accompanied by any additional commentary without consent of the other Party.

(2)

Except as contemplated by the last sentence of Clause 10.2(1), any press release, including but not limited to earnings releases/calls, investor relations presentations, securities disclosures or other similar activities that mentions the other Party, such other Party’s Trademarks or in any way references the other Party requires approval from the other party; for other press releases not mentioning the other Party in any way can be presented without need for approval. To the extent permissible by applicable law or regulation or the requirements of any stock exchange or other regulatory or government authority, seven (7) days’ prior notice of a proposed usage of a Party’s (or its Affiliates’) name or trademarks shall be provided by the requesting Party in order to enable the other Party to review such proposed usages.

11.	INTELLECTUAL PROPERTY

11.1	LW Intellectual Property.

(1)

All Intellectual Property independently developed by LW, or otherwise in LW’s possession, as of and after the Effective Date of this Agreement, and improvements thereto (other than Jointly Owned Intellectual Property), will be the sole property of LW (“LW Intellectual Property”), unless the Parties agree to different Intellectual Property ownership terms in a separate written development agreement.

(2)

LW will defend, indemnify, and hold harmless KYMCO against all liabilities and expenses (including, without limitation, reasonable attorneys’ fees and court costs) arising out of any alleged infringement of any third-party Intellectual Property by KYMCO’s use of LW Intellectual Property provided or approved, explicitly or implicitly, by LW under this Agreement; provided, that LW shall have no obligation under this Clause 11.1(2) to KYMCO with respect to any claim of infringement of Intellectual Property based, in whole or in part, upon (a) any KYMCO modification of the LW Intellectual Property and/or (b) the combination of the LW Intellectual Property with products, data or materials not supplied by LW, if such infringement claim would have been avoided without such modification or if use of the materials furnished by LW independent of the data or materials supplied by KYMCO would not give rise to the infringement claim. Notwithstanding the foregoing, LW shall have the right to require KYMCO to cease further usage of the LW Intellectual Property or to modify such LW Intellectual Property, so as to prevent further infringement (or alleged infringement) and KYMCO shall promptly comply with the same.

11.2	KYMCO Intellectual Property.

(1)

All Intellectual Property independently developed by KYMCO, or otherwise in KYMCO’s possession, as of and after the Effective Date of this Agreement, and improvements thereto (other than Jointly Owned Intellectual Property), will be the sole property of KYMCO (“KYMCO Intellectual Property”), unless the Parties agree to different Intellectual Property ownership terms in a separate written development agreement.

(2)

KYMCO will defend, indemnify, and hold harmless LW against all liabilities and expenses (including, without limitation, reasonable attorneys’ fees and court costs) arising out of any alleged infringement of any third-party Intellectual Property by LW’s use of KYMCO Intellectual Property provided or approved, explicitly or implicitly, by KYMCO under this Agreement; provided, that KYMCO shall have no obligation under this Clause 11.2(2) to LW with respect to any claim of infringement of Intellectual Property based, in whole or in part, upon (a) any LW modification of the KYMCO Intellectual Property and/or (b) the combination of the KYMCO Intellectual Property with products, data or materials not supplied by KYMCO, if such infringement claim would have been avoided without such modification or if use of the materials furnished by LW independent of the data or materials supplied by KYMCO would not give rise to the infringement claim. Notwithstanding the foregoing, KYMCO shall have the right to require LW to cease further usage of the KYMCO Intellectual Property or to modify such KYMCO Intellectual Property, so as to prevent further infringement (or alleged infringement) and LW shall promptly comply with the same.

11.3	Indemnification Procedures.

The Parties will negotiate in good faith on procedures for indemnification as contemplated by Clause 11.1(2) and Clause 11.2(2), which each Party shall follow to raise an indemnification claim, and which shall otherwise govern indemnification, defense and hold harmless obligations.

11.4	Jointly Owned Intellectual Property.

(1)	Ownership and Usage.

(a)

All (i) Intellectual Property developed jointly by KYMCO and LW, and (ii) improvements to a Party’s Intellectual Property rights that are developed by the other Party, in each case, after the Effective Date in connection with this Agreement, will be the joint property and jointly and severally owned by each of KYMCO and LW (“Jointly Owned Intellectual Property”) in perpetuity, unless otherwise agreed herein or in a separate written agreement.

(b)

Each Party shall have the right on a worldwide basis to freely use all Jointly Owned Intellectual Property, including to make and have made products using such Jointly Owned Intellectual Property, to grant non-exclusive licenses and sublicenses to such Jointly Owned Intellectual Property, on such terms as may be determined by such Party in its sole discretion. In the case of Jointly Owned Intellectual Property that consists of Trade Secrets, Joint Confidential Information, or Confidential Information of LW (as applicable to KYMCO) or Confidential Information of KYMCO (as applicable to LW), and except as contemplated in Clause 11.4(2), neither Party will publicly disclose, disseminate, display or distribute in any form or in any medium (including news releases, professional articles, or publications), any such Jointly Owned Intellectual Property without the prior written consent of the other Party. There shall be no right of accounting with respect to the other Party with respect to any usage of Jointly Owned Intellectual Property. Except as expressly set forth in this Clause 11.4(1)(b) or in Clause 11.4(2), no consent or notice shall be required for either Party’s usage of Jointly Owned Intellectual Property.

(c)

Each Party’s ownership of Jointly Owned Intellectual Property and Joint Confidential Information, as well as all rights thereto, shall continue unaffected by termination or expiration of this Agreement.

(d)	Except as provided in Clause 11.4(2), each Party is responsible for its own use of Jointly Owned Intellectual Property.

(e)	Subject to terms and conditions under this Agreement, each Party may use Jointly Owned Intellectual Property in any manner as it deems fit.

(2)	IP Protection; Prosecution and Defense of Claims.

(a)

If either Party wishes to obtain any form of Intellectual Property protection for Jointly Owned Intellectual Property, the other Party has the choice, in its sole discretion to (i) share all reasonable costs associated with obtaining and maintaining such Protection, in which case, the prosecuting Party will provide the non-prosecuting Party the opportunity to review and comment on documents to be filed in connection with the prosecution process a reasonable time in advance of applicable filing dates and prosecution deadlines, and will provide the non-prosecuting Party with copies of any substantive documents received in connection with the prosecution if the non-prosecuting Party requests such documents, and any resulting Intellectual Property Protection will be jointly owned and enjoyed by LW and KYMCO or (ii) waive its right to participate in the Intellectual Property prosecution process, in which case any resulting Intellectual Property Protection will be owned solely by the prosecuting Party. In either case, the non-prosecuting Party will reasonably cooperate in good faith with and assist the other Party in connection with the Intellectual Property prosecution process concerning Jointly Owned Intellectual Property, at the other Party’s request, including by making inventors available as reasonably necessary, and by executing any documents or instruments, or performing such other acts, as reasonably requested by the other Party. To the extent necessary to carry out the process of obtaining any Patent Rights in the Jointly Owned Intellectual Property as set forth in this Agreement, the Parties consent to disclosure to the USPTO of information necessary to fulfill the requirements of 35 U.S.C. §102(c) including, without limitation, a declaration that: (i) the claimed invention was made by or on behalf of the Parties to this Agreement; (ii) the claimed invention was made as a result of activities subject to this Agreement; and (iii) the claimed invention is owned or is subject to an obligation of assignment as set forth in this Agreement. The Parties also agree to disclose to the USPTO the names of the Parties to this Agreement.

(b)

In the event a suit is brought against one or both Parties by a third-party alleging that Jointly Owned Intellectual Property infringes any Intellectual Property of such third party, the Party being sued will give the other Party prompt notice of such suit. Each Party will defend itself against any such third party; provided, however, that any settlement with such third-party involving royalties or other payments will require the prior written consent of both Parties. If a court of competent jurisdiction determines that the Jointly Owned Intellectual Property infringes any Intellectual Property of such third party, then the Parties will pay that portion of all out-of-pocket liabilities to third parties incurred by LW or KYMCO in proportion to their respective infringing use of the Jointly Owned Intellectual Property. Notwithstanding, in the event a claim of infringement is proven and demonstrated to have been caused solely by only one Party’s use of the Jointly Owned Intellectual Property, then the Party whose use has caused the infringement will indemnify the other Party against all liabilities and expenses (including, without limitation, reasonable attorneys’ fees and court costs) resulting from such infringement.

(c)

Either Party may, in its sole discretion and without the consent of the other Party, bring suit against any unlicensed or unauthorized third party or parties for infringement of Jointly Owned Intellectual Property, after first providing the other Party with written notice and the opportunity to participate in such suit. If both Parties participate in such suit, then (i) each Party will bear an equal share of the aggregate out-of-pocket expenses reasonably incurred by both Parties to prosecute such suit, and (ii) all monetary recoveries will be applied first to reimburse each Party for its share of such expenses (including, without limitation, reasonable attorneys’ fees and court costs), and any balance will be evenly divided by the Parties. If either Party declines to participate in such suit, then the other Party will bear the entire expense of the suit and will retain all of any recovery.

(d)

Notwithstanding anything to the contrary in the preceding paragraphs, without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed, neither LW nor KYMCO may compromise, settle, covenant not to sue or take any similar action in connection with a suit against or by a third party if such compromise, settlement, covenant or similar action could materially and adversely affect the Intellectual Property of the other Party or their commercialization.

11.5

Each Party will be responsible for ensuring that its Affiliates and its and their employees comply with the terms of this Clause 11. In addition, each Party will include contractual provisions that its suppliers, subcontractors and other legal entity contractors (collectively, “Sub-suppliers”) comply with the terms of this Clause 11. Each Party will take such action, legal or otherwise, to the extent necessary to cause each Sub-supplier to comply with the terms and conditions of this Clause 11 against its Sub-suppliers. Each Party will be responsible for failures by its Affiliates and employees, but not for its sub-suppliers, to comply with this Clause 11.

12.	DATA PRIVACY AND SECURITY

12.1

As the performance of rights and obligations hereunder may require a Party to receive, store, transmit or manage data of the other Party or Personal Information of or relating to its employees, customers, suppliers or contractors (collectively, “Data”), both Parties shall comply with Appendix 2.

13.	ELECTRONIC COMMUNICATION

13.1	LW requires all of its business partners to communicate certain information electronically.

13.2

When LW and KYMCO communicate electronically with each other, the Parties will use one or more agreed formats for electronic communication, which may be direct or through a third-party service provider.

13.3

When the Parties transmit information electronically in an agreed format under an agreed protocol, the electronic communication will be considered “written” or “in writing” for the purpose of this Agreement. Each Party will pay its own hardware, software and transmission costs. All electronic transmissions with electronic signatures will be treated as signed copies if confirmed by the signatory (provided that any applicable laws have been complied with).

13.4

Signatures to this Agreement or any documents referred to under this Agreement transmitted by electronic mail or any other electronic transmission shall take effect from the date as specified in the document or in the absence of such specification, the date of transmission. Each Party agrees to promptly deliver an execution original to the other Party provided that a failure to do so shall not affect the enforceability of such document.

14.	TERM AND TERMINATION

14.1

The Agreement will come into effect upon completion of LW’s combination with a special purpose acquisition company and the commencement of public trading of LW’s shares (the “Effective Date”) and shall thereafter continue in full force and effect for 10 years (the “Term”).

14.2

Without prejudice to any other rights or remedies under this Agreement or applicable laws, LW or KYMCO (as the case may be) may, upon written notice to the other Party, terminate this Agreement with immediate effect:

(1)

if the other Party is in material breach of its obligations under this Agreement; provided, however, that if the breach can be remedied, the termination shall only be effective if the breach is not or cannot be remedied within (a) in the case of non-payment of an invoice for goods or services pursuant to a contract manufacturing or other agreement between the parties, the first Party having notified the other Party in writing of such non-payment and thirty (30) days having elapsed beyond the date of receipt of such written notice by the other Party and (b) in the case of any other breach, the first Party having notified the other Party in writing of such breach and ninety (90) days having elapsed beyond the date of receipt of such written notice by the other Party;

(2)	if the other Party enters into liquidation, becomes insolvent or enters into a deed of arrangement for the benefit of creditors or otherwise commits or suffers any equivalent act; or

(3)	if a “Change of Control Event” occurs to the other Party.

14.3

The Parties will discuss the impacts of termination or expiration in good faith. In particular, as the parties prepare and enter into other agreements related to this Agreement (such as contract manufacturing agreements), the parties will provide for reciprocal termination and transition provisions as well as obligations to supply products, components and parts following termination), so that, among other matters, the transition and post-termination supply obligations will be consistent between the contract manufacturing agreements for the LW Covered Product and the supply agreement for the Powertrain Products.

14.4	No termination or expiration shall limit either party’s right to use its Jointly Owned Intellectual Property or co-developed products.

14.5

Unless the Parties otherwise agree in writing, certain provisions hereunder shall survive such termination, including without limitation, Clause 11 (Intellectual Property); Clause 20 (Dispute Resolution), Clause 21 (Notices), and Clause 22 (Miscellaneous Provisions), and Appendix 1 (Confidentiality Provisions), of this Agreement.

15.	LIMITATIONS ON LIABILITY

To the maximum extent allowed under applicable law:

15.1

Neither Party shall be liable to the other Party for any incidental, indirect, special or consequential damages arising out of, connected with, or resulting from this Agreement, except in the case of such damages resulting from such Party’s [***] (the matters described in items (a) and (b) of Clause 15.1, the “Exceptions”);

15.2	Even in circumstances where the Exceptions apply, in no circumstances shall damages, liabilities or losses for purposes of Exceptions include losses of a Party’s shareholders.

16.	MUTUAL REPRESENTATION AND WARRANTIES

16.1	Representations and Warranties.

As of the Effective Date, each Party hereby represents and warrants to the other Party as follows:

(1)

Such Party has the authority to enter into this Agreement, and its performance of the terms of this Agreement will not breach its Articles of Association, Articles of Organization, Articles of Incorporation, bylaws (or any other documents of similar nature under the local laws), or any other agreement by which such Party is bound. This Agreement constitutes the valid and binding obligations of such Party and is and shall continue to be enforceable against such Party in accordance with its terms.

(2)

Such Party has obtained, at its own cost and expenses, all required licenses, permits, and registrations as required for performing its obligations hereunder. Such Party’s ability to perform its obligations under this Agreement in a timely and complete manner are not materially adversely impaired by any of the following: (a) any law, regulation, or order of any court or government or governmental agency or instrumentality binding on or affecting such Party; or (b) any pending or threatened litigation or administrative proceeding.

16.2	Covenants.

Such Party will comply with all laws and regulations (including anti-bribery and anti-corruption laws, including without limitation the U.S. Foreign Corrupt Practices Act, and any other similar “anti-bribery” law) applicable to such Party, and in particular (but without limitation) will not, directly or indirectly, in the name, on behalf of or for the benefit of the other Party, offer, promise or authorize to pay any compensation, or give anything of value to, any official, agent or employee of any government or governmental agency, or to any political party or any officer, employee or agent of any political party. Furthermore, such Party shall at all times during the term of the Agreement, comply with the terms and conditions set forth on Appendix 3 hereto. Such Party will require each of its directors, officers, employees, sub-suppliers and agents to comply with the provisions of this paragraph.

16.3	Compliance.

(1)

KYMCO acknowledges and understands that LW is covered by certain anticorruption laws and regulations, including the U.S. Foreign Corrupt Practices Act (“FCPA”) and the UK Bribery Act. These anticorruption obligations extend to this contractual relationship. Therefore, KYMCO agrees that KYMCO has not, and will not, offer, promise, pay, or authorize the payment of any money or anything of value, or take any action in furtherance of such a payment, whether by direct or indirect means, to any government official (including but not limited to any political party or official thereof, any candidate for political office, any official of a public international organization, any employees of entities that are owned or controlled by a government) or relative of any government official to influence the decision of such government official in his official capacity to:

(a)	induce a government official to do or omit to do any act in violation of his or her lawful duty;

(b)	induce a government official to use his influence with a foreign government or instrumentality to affect or influence any act or decision of such government or instrumentality; or

(c)

gain any other improper advantage. It is the intent of the parties that no payments or transfers of value shall be made which have the purpose or effect of public or commercial bribery, acceptance of or acquiesce in extortion, kickbacks or other unlawful or improper means of obtaining business.

(2)

KYMCO agrees that KYMCO will (a) complete an Anti-Bribery [***] as a condition precedent to the Effective Date of this Agreement, and (b) provide a new Anti-Bribery [***] (which shall not be requested more than annually) if requested by LW. Any failure to complete such Anti-Bribery [***] at the request of LW shall be considered a material breach of the Agreement.

(3)

KYMCO agrees that KYMCO will complete anti-bribery training as a condition precedent to the Effective Date of this Agreement (which shall not be requested more than annually) if requested by LW (which shall not be requested more than annually). Any failure to complete such anti-bribery training at the request of LW shall be considered a material breach of the Agreement.

(4)

KYMCO stipulates that no government official holds an ownership interest in KYMCO beyond potentially being among and having the same rights in KYMCO as any other of KYMCO’s individual non-controlling shareholders. KYMCO stipulates that it is not providing anything of value to any government official in connection with the contractual relationship established by this Agreement or with any of the proceeds arising from it.

(5)	KYMCO agrees to have a continuing obligation to advise LW of any of its actions that may violate Clause 16.3(1).

(6)	KYMCO acknowledges and understands that LW has the right to disclose any FCPA violation by KYMCO to the government.

(7)

If there are reasonable grounds to believe (i.e. sufficient and credible facts and circumstance) or receiving a written notification from the competent authority or having other adequate evidence, that any representation covering the anticorruption requirements contained in this Agreement or in the Anti-Bribery Certification has been breached, or that a bribery-related violation has occurred or is about to occur, notwithstanding anything to the contrary herein, LW may [***] directly related to the products or services of the alleged violation or take such further action LW reasonably determines is necessary until it has received adequate confirmation that KYMCO is in compliance with the terms of this Agreement and that no violations of bribery-related laws have occurred or will occur. KYMCO agrees that if reasonably necessary, upon reasonable written notice, KYMCO will allow LW to [***] related to this Agreement to assist and cooperate with LW in confirming compliance with the applicable anticorruption laws.

(8)	In the event of any breach of this Clause 16.3 or any actions by KYMCO that cause a violation of the FCPA, LW will have the right to terminate this Agreement with written notice.

(9)

Neither Party is obligated to take any actions or omit to take any actions under this Agreement that it reasonably believes would cause it to violate the laws of any country, including the FCPA or the UK Bribery Act.

(10)

KYMCO agrees to indemnify LW for any costs, fees, expenses or fines or penalties incurred by LW as a result of KYMCO’s breach of this Clause 16.3, subject to the terms and conditions of this Agreement.

17.	CONFIDENTIALITY

17.1

KYMCO and LW will comply with the terms and conditions of Appendix 1 except that LW may disclose the existence and the terms of this Agreement to LW’s potential and existing investors of a private investment in public equity transaction contemplated by LW and AEA.

18.	INDEMNITY

18.1

General Indemnity. Without limiting any other rights which any such Party may have hereunder or under applicable laws, each Party (the “Indemnifying Party”) hereby agrees to indemnify the other Party [***] (each of the foregoing individual, firm, company, corporation, or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) being individually called the “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related and reasonable costs and expenses arising out of third party claims or losses and actually incurred, including reasonable attorneys’ fees and disbursements actually incurred, by the Indemnifying Party (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by the Indemnified Party, arising out of or relating to any breach of the representations, warranties or covenants by the Indemnifying Party [***] of this Agreement.

18.2

Third Party Claim. In the event of the assertion or commencement by any third party of any claim or other proceeding that may result in Indemnified Amounts, the Indemnified Party shall (a) promptly notify the Indemnifying Party thereof in writing and (b) consult in good faith with respect thereto with the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party shall keep the Indemnifying Party informed of developments in such claim and proceeding and the parties shall work together in good faith to minimize any liabilities or obligations of both parties in respect of such claim and proceeding.

19.	GOVERNING LAW

19.1	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

20.	DISPUTE RESOLUTION

20.1	The Parties’ shared objective is to resolve all disputes that may arise between them as amicably and efficiently as possible, and neither Party will unreasonably delay the resolution of a dispute.

20.2	All dispute resolution proceedings, including the arbitration proceedings will be conducted pursuant to this Clause 20 and will be conducted in English.

20.3

Within fourteen (14) days after a written notice of a dispute, LW and KYMCO personnel who are senior (when possible) to the people with responsibility for administering this Agreement and who have the authority to resolve the dispute will meet either on the telephone or face to face, at a mutually agreeable time and location and attempt in good faith to resolve the dispute (the “Initial Executive Meeting”).

20.4

The Parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the applicable courts of the State of Delaware, and any appellate court thereof for any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it, and which have not been resolved between the Parties themselves at the Initial Executive Meeting (including instances in which the Parties are unwilling or unable to conduct an Initial Executive Meeting) and consent not to commence any action, suit or proceeding relating thereto except in such courts.

20.5

The Parties hereby irrevocably and unconditionally waive any objection to venue on any action, suit or proceeding arising out of this Agreement in the applicable courts of the State of Delaware, and any appellate court thereof, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

20.6

EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

21.	NOTICES

21.1

LW and KYMCO will each use commercially reasonable efforts to ensure that all written, verbal and electronic notices are delivered to appropriate personnel at the other Party. Neither Party will attempt to avoid receipt of notice from the other Party.

21.2

Any notice required or permitted under this Agreement will be in writing and will be effective as noted when sent by any of the following methods at the addresses set out below: (a) upon delivery if by personal delivery; (b) the third (3rd) business day if sent by reputable overnight courier (e.g., UPS); or (c) upon delivery if by e-mail, provided that a confirmation copy is delivered by another method under subparts (a) or (b). Either Party may change its notice address at any time by written notice to the other Party.

If to LW:

General Counsel

LiveWire EV, LLC

3700 West Juneau Avenue

Milwaukee, Wisconsin, 53208

E-mail: H-DGeneralCounsel@harley-davidson.com

If to KYMCO:

HSIA,TSUNG-LIANG (夏宗良)

General Manager

Kwang Yang Motor Co., Ltd.

No.35, Wanxing St., Sanmin Dist., Kaohsiung City, Taiwan (R.O.C.)

E-mail: ky3564@mail.kymco.com

The notice recipients listed above are referred to in this Agreement as “Designated Recipients.”

21.3	Either Party may change its Designated Recipients at any time by written notice to the Designated Recipients of the other Party.

22.	MISCELLANEOUS PROVISIONS

22.1

All written and electronic communication made under or in connection with this Agreement will be made in English. Where required by the local laws, the Parties shall translate and execute the local language version of this Agreement, and any amendments to this Agreement, and any other related documents to this Agreement (other than those which are already made and executed in local language) as may be required by prevailing regulations, relevant authorities or the courts order.

22.2	The Parties agree that this Agreement shall be signed and executed in English language on the Signing Date.

22.3	No failure of a Party to exercise its rights under this Agreement will be considered a waiver of future rights.

22.4

Any public statements about “partnering” between LW and KYMCO will not create a legal partnership or fiduciary relationship between LW and KYMCO. Nothing herein or in any supplemental agreement or purchase order will create any implied obligations between the Parties or their Affiliates; the sole obligations of the Parties are what are expressly set forth in this Agreement or in any supplemental agreement or purchase order. Neither Party nor its Affiliates shall have the right to create any legal obligation or take any action in the name of the other Party or its Affiliates without the prior written consent of the other Party.

22.5

Each Party will comply in all material respects with all applicable laws, rules and regulations in the Long Term Collaboration cooperation hereunder, including without limitation remain in material compliance with all environmental, health, safety and labor laws applicable to such Party to the operation and use of such Party’s facilities at which the relevant products are manufactured or stored.

22.6

LW has adopted an affirmative action policy and has pledged to extend equal employment opportunities to all of its employees, regardless of race, color, creed, age (over 40), sex, religion, national origin, ancestry, citizenship status, disability, handicap, medical condition (cancer related), marital status, sexual orientation, or affectional preference, and to offer promotion and employment to all applicants and employees primarily on the basis of individual merit and qualifications. These equal opportunity personnel actions include, but are not limited to, recruitment, selection, placement, transfer, promotion, compensation action, layoff, recall from layoff, termination, training, development, recreation, social action programs, benefit eligibility, and application of other personnel policies. Veterans and those who are either mentally or physically disabled in a manner which substantially limits one or more of their major life activities are potentially eligible for special consideration under LW’s affirmative action program. In its operations outside the United States, to the extent required by Taiwanese law, KYMCO agrees to comply with all comparable laws and regulations that are applicable to KYMCO.

22.7

In addition to its other obligations under this Agreement, each Party will (a) conduct its business in an ethical and fair manner; (b) maintain facilities for its workers that provide a safe and healthy environment; (c) provide wages and benefits that conform to the prevailing industry standards; (d) not exceed local work hour limits; (e) not, directly or indirectly, use any child labor (i.e. workers younger than 16 years of age or the compulsory age for school attendance), or purchase materials from any entity that uses child labor; (f) not, directly or indirectly, use prison or other forced labor or purchase materials from any entity that uses prison or other forced labor; and (g) not discriminate on the basis of personal characteristics or beliefs, in the case of KYMCO with respect to Clause 22.7(a) to Clause 22.7(e), and Clause 22.7(g), to the extent required under Taiwan law.

22.8

Neither Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, which consent must not be unreasonably withheld. Notwithstanding the foregoing, either Party may assign or transfer any of its rights or obligations under this Agreement to a parent, Affiliate or subsidiary of such Party, or in the event of a merger, acquisition or sale of substantially all such Party’s assets, without the prior written consent of the other Party, but subject to at least thirty (30) days’ prior written notice to the other Party. This Agreement will be binding on the Parties and their respective permitted successors and assigns, and the assigning Party shall remain liable for its obligations under this Agreement to the maximum extent permitted by applicable law. A Party wishing to assign this Agreement will give reasonable advance written notice of the proposed assignment to the Designated Recipients of the other Party.

22.9

If any provision in this Agreement is determined to be unenforceable (a) the remainder of this Agreement will continue in effect after severance of the unenforceable provision and (b) the Parties will promptly through good faith negotiations amend this Agreement to restore, to the maximum extent legally permissible, the benefits, rights and obligations included in the unenforceable provision.

22.10

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all previous written, oral and implied agreements, covenants and undertakings between them. No collateral agreements, written, oral or implied, have been made.

22.11

The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including any shareholders of KYMCO or shareholders of LW) except the Parties hereto any rights or remedies hereunder. There are no third-party beneficiaries of this Agreement, and this Agreement shall not provide any third Person (including any shareholders of KYMCO or shareholders of LW) with any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

22.12

This Agreement may be executed electronically or by facsimile signature and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or pdf shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

LiveWire EV, LLC

By:	/s/ Jochen Zeitz
Name:	Jochen Zeitz
Title:	Authorized Signatory

[Signature Page of LW]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Kwang Yang Motor Co., Ltd.

By:	/s/ KO, SHENG-FENG (柯勝峯)
Name:	KO, SHENG-FENG (柯勝峯)
Title:	Chairman

[Signature Page of KYMCO]

Appendix 1: Confidentiality Provisions

1. Definition of Confidential Information and Related Definitions.

“Confidential Information” is proprietary, trade secret or other non-public information that both (1) is either marked with a “confidential information” or similar legend or the receiving party would reasonably know, in light of the circumstances under which such information is provided, that the disclosing party expects the receiving party to keep such information secret and (2) the disclosing party can prove, through written or electronic records or other physical evidence, was in the disclosing party’s possession at the time of disclosure.

Confidential information does not include information that the receiving party can prove through written or electronic records or other physical evidence:

(a)	at the time of disclosure is generally known to the public;

(b)	becomes generally known to the public through no fault of the receiving party;

(c)	is already rightfully in the possession of the receiving party at the time of disclosure and was not obtained from the disclosing party;

(d)	is later rightfully obtained by the receiving party from a third party not known by the receiving party to be under an obligation of confidentiality to the disclosing party; or

(e)	is later independently developed by the employees or agents of the receiving party who had no access to or knowledge of the confidential information.

Some examples of information that may constitute Confidential Information are new product plans, marketing plans, prototype and pre-production parts, cost and price data, non-public financial data, financial and production results and forecasts, RFPs and RFQs and responses thereto, drawings, processes, designs, design criteria, testing methods, third party materials, personally identifiable information, and terms of transactions or supplier agreements. Confidential Information includes Confidential Information of or about or provided by that party’s parents, subsidiaries and other related companies.

“Confidential Information of KYMCO” means Confidential Information of KYMCO that KYMCO provides to LW or its Affiliates pursuant to the Cooperation contemplated by this Agreement; provided that Confidential Information of KYMCO does not include (1) general industry knowledge, (2) Confidential Information of LW (solely of LW or owned together by LW with a third party (other than KYMCO or its Affiliates)) or (3) Joint Confidential Information.

“Confidential Information of LW” means Confidential Information of LW that LW provides to KYMCO or its Affiliates pursuant to the Cooperation contemplated by this Agreement; provided that Confidential Information of LW does not include (1) general industry knowledge, (2) Confidential Information of LW (solely of KYMCO or owned together by KYMCO with a third party (other than LW or its Affiliates)) or (3) Joint Confidential Information.

“Joint Confidential Information” means Confidential Information that is developed or created by both, or by employees, officers, directors, contractors or representatives of both, KYMCO or LW or their Affiliates.

2. Nondisclosure and Nonuse of Confidential Information.

(a) Neither party will use or disclose the other party’s Confidential Information except as permitted in this Appendix 1 or the Agreement. The receiving party will use Confidential Information only for the benefit of the disclosing party or as permitted by the Agreement. The receiving party may disclose Confidential Information to its employees, agents, affiliates,

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service providers, and suppliers (“Representatives”) who need to know the Confidential Information for the purpose of carrying out the Long Term Cooperation or as permitted by the Agreement. The receiving party’s Representatives will be required to maintain the confidentiality of the Confidential Information and the failure of any of them to maintain confidentiality will be the responsibility of the receiving party. In addition, the receiving party will use its normal procedures (which may include entering into a written agreement) with respect to its Representatives to which Confidential Information is disclosed to procure that the Representatives will be bound by confidentiality obligations no less strict than those Appendix 1 or the Agreement. Each party agrees to take reasonable precautions to safeguard the other party’s Confidential Information and at a minimum to take the same precautions as it would to safeguard the confidentiality of its own proprietary, trade secret or other non-public information. The receiving party may disclose Confidential Information to the extent disclosure is required by law, but only if the disclosing party is given written notice of the proposed disclosure as soon as the receiving party becomes aware of the disclosure obligation.

(b) In the case of Confidential Information that also constitutes Intellectual Property, usage of such Intellectual Property in accordance with Clause 11 of the Agreement shall not constitute a breach of this Appendix 1.

(c) Clause 11.4 of the Agreement shall apply, mutatis mutandis, to Joint Confidential Information. Without limiting the scope of the preceding sentence, each Party may use and disclose Joint Confidential Information as and to the same extent set forth in the Agreement with respect to Jointly Owned Intellectual Property.

3. Return of Confidential Information. At the termination of the Long Term Cooperation, upon the reasonable request of the disclosing party, the receiving party will promptly return all tangible forms (including electronic) of Confidential Information of the other Party received by it that have not already been properly disposed of. If requested by the receiving party, the disclosing party will identify the Confidential Information of the other Party that it believes the receiving party received from the disclosing party. The disclosing party will not request the return of Confidential Information of the other Party that the receiving party requires to fulfill its contractual obligations, if any, to the disclosing party, or to exercise its rights, if any, under any contract with the disclosing party. The receiving party will only dispose of the disclosing party’s Confidential Information when the Confidential Information is no longer required by the disclosing party. The receiving party will only dispose of Confidential Information (such as documents or prototype or pre-production parts) in a manner that results in the destruction of the Confidential Information (such as shredding) so that the Confidential Information cannot be recovered or used by a third party following disposal.

4. Material Non-Public Information. The parties will advise their employees and agents and any Representatives who are informed of or have access to Confidential Information that, in addition to their obligation to keep Confidential Information confidential, the United States securities laws prohibit persons who are in possession of material non-public information concerning a company from purchasing or selling securities of such company.

5. No Purchase or Supply Obligations. This Appendix 1, by itself, does not and will not create an obligation on the part of LW to purchase products or services from KYMCO or an obligation on the part of KYMCO to supply products or services to LW. Any such obligations will be the subject of separate agreements between the parties and/or LW’s subsidiaries and other related companies, which may incorporate this Appendix 1 and/or the Agreement and/or include terms and conditions in addition to or different than those set forth in this Appendix 1 and/or the Agreement.

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6. No Export. Each party acknowledges that Confidential Information which it receives may include technical data developed in the United States subject to export restrictions, and therefore, will not export or re-export any Confidential Information without full compliance with all applicable export laws, subject to the party that provides the Confidential Information subject to export restrictions notifying the receiving party thereof in advance.

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Appendix 2: Data Privacy and Security

1. Compliance with Consumer Protection, Security, and Privacy Laws. In connection with this Agreement, KYMCO may have access to Personal Information or LW Data, and likewise, LW may have access to Personal Information or KYMCO Data. In that event, KYMCO and LW will enter into a written agreement in order to determine and specify the different aspects of the processing of Personal Information and to allocate each Party’s specific role and responsibilities related to such processing (“Data Processing Agreement”). Furthermore, KYMCO and LW represent and warrant that at all times during and after the Term of the Agreement, with regard to the processing of Personal Information described in such Data Processing Agreement, each will:

(a)

comply, at each Party’s own expense, with all applicable local, state, federal, and international privacy, confidentiality, consumer protection, advertising, electronic mail, data security, data destruction, and other similar laws, rules, regulations, and industry best practices, whether in effect now or in the future (all of the foregoing will be collectively referred to as the “Privacy and Security Requirements”). Each Party acknowledges that it alone is responsible for identifying, understanding, and complying with its obligations under the Privacy and Security Requirements as they apply to its performance of this Agreement and possession of the Personal Information and the other Party’s Data;

(b)

use, handle, collect, maintain, safeguard, and destroy Personal Information and the other Party’s Data solely as permitted under this Agreement and in accordance with all Privacy and Security Requirements; and, in particular;

(c)

maintain and enforce administrative, technical, and physical security procedures designed to ensure the confidentiality, integrity, and availability of Personal Information and the other Party’s Data that are (a) at least equal to those required by all relevant Privacy and Security Requirements, and, to the extent not inconsistent with the foregoing, (b) in accordance with industry best practices for services of this kind;

(d)

not transmit or make available any Personal Information to any entity or individual outside the respective country where each Party is located (as informed in this Agreement), except that each Party may transmit or make available the Personal Information and the other’s Data back to the United States or Taiwan or other country where an each Party’s facility using the other Party’s services is located; and

(e)

not sell, transfer, disclose to any unauthorized person, or use the Personal Information or the other Party’s Data received in connection with this Agreement except, to the extent applicable: (i) to provide the services under this Agreement; (ii) to cooperate with law enforcement investigations, to comply with legally executed subpoenas, or as specifically required by law (provided the other Party is notified immediately of any such request, unless expressly precluded from providing such notice by the applicable process); or (iii) for those other uses, if any, expressly authorized by the other Party in writing.

The foregoing requirements are in addition to any other confidentiality and security obligations under the Agreement, including without limitation the Confidentiality Agreement. Nothing contained in this paragraph will be construed as granting Supplier any ownership interest in the Personal Information. Except in accordance with a Data Processing Agreement or otherwise pursuant to explicit written agreement between the Parties, under no circumstances will either Party transmit Personal Information to the other.

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2. Due Diligence; Assistance in Compliance. On written request from LW, KYMCO will provide reasonable documentation, including summaries of any applicable third-party audits, substantiating KYMCO’s compliance with the Privacy and Security Requirements and sufficient to satisfy any due diligence obligations imposed on LW under any of the Privacy and Security Requirements. At no charge to LW, KYMCO will cooperate with LW and any regulator or other governmental entity having jurisdiction over LW or the Personal Information or LW Data relating to KYMCO’s performance of this Agreement and possession and use of the Personal Information and LW Data.

3. Due Diligence; Assistance in Compliance. On written request from KYMCO, LW will provide reasonable documentation, including summaries of any applicable third-party audits, substantiating LW’s compliance with the Privacy and Security Requirements and sufficient to satisfy any due diligence obligations imposed on KYMCO under any of the Privacy and Security Requirements. At no charge to KYMCO, LW will cooperate with KYMCO and any regulator or other governmental entity having jurisdiction over KYMCO or the Personal Information or KYMCO Data relating to LW’s performance of this Agreement and possession and use of the Personal Information and KYMCO Data.

4. Actual or Potential Breach; Cooperation; Notification. KYMCO will immediately notify LW of any actual or suspected breach of confidentiality, privacy or security with regard to LW Personal Information or LW Data. At no additional cost, KYMCO will fully cooperate with LW in investigating the breach, including, but not limited to, the provision of system, application, and access logs, conducting forensics reviews of relevant systems, imaging relevant media, and making personnel available for interview. On notice of any actual or suspected breach, KYMCO will immediately institute appropriate controls to maintain and preserve all electronic evidence relating to the breach in accordance with industry best practices. In the event any breach of security or confidentiality by KYMCO or its agents requires notification to an individual under any Privacy and Security Requirements, LW will have sole control over the timing, content, and method of notification and KYMCO will promptly reimburse LW for all costs and expenses incurred as a result of the breach, including but not limited to, notice, print and mailing costs, and the costs of obtaining credit monitoring services and identity theft insurance for the individuals whose Personal Information was or may have been compromised.

5. Actual or Potential Breach; Cooperation; Notification. LW will immediately notify KYMCO of any actual or suspected breach of confidentiality, privacy or security with regard to KYMCO Personal Information or KYMCO Data. At no additional cost, LW will fully cooperate with KYMCO in investigating the breach, including, but not limited to, the provision of system, application, and access logs, conducting forensics reviews of relevant systems, imaging relevant media, and making personnel available for interview. On notice of any actual or suspected breach, LW will immediately institute appropriate controls to maintain and preserve all electronic evidence relating to the breach in accordance with industry best practices. In the event any breach of security or confidentiality by LW or its agents requires notification to an individual under any Privacy and Security Requirements, KYMCO will have sole control over the timing, content, and method of notification and LW will promptly reimburse KYMCO for all costs and expenses incurred as a result of the breach, including but not limited to, notice, print and mailing costs, and the costs of obtaining credit monitoring services and identity theft insurance for the individuals whose Personal Information was or may have been compromised.

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Appendix 3: [***]

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Appendix 4: [***]

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